Exhibit 2.2

EXECUTION VERSION

AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) dated January 18, 2012 is by and between ENTROPIC COMMUNICATIONS, INC., a Delaware corporation (“Purchaser”), and TRIDENT MICROSYSTEMS, INC., a Delaware corporation (the “Company”), and each of its Subsidiaries that owns Purchased Assets (the “Seller Subsidiaries”). Purchaser, the Company and Seller Subsidiaries are collectively referred to herein as the “Parties” and individually as a “Party”. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Purchase Agreement (defined below).

RECITALS

The Parties have agreed on a form of Asset Purchase Agreement (“Purchase Agreement”) that was filed with the United States Bankruptcy Court for the District of Delaware in the Company’s case under Chapter 11 of the United States Bankruptcy Code commenced on January 4, 2012 (Case No. 12-10060 (CSS)) (the “Case”) and the Parties desire to modify the form of Purchase Agreement in accordance with this Amendment.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals, the representations, warranties and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. Treatment of Certain Employment Liabilities.

A. Amendment of Definition of Company Retention Bonus Liability. The definition of Company Retention Bonus Liability is hereby amended and restated in its entirety to read as follows:

“Company Retention Bonus Liability” means the sum of (a) that portion of the aggregate potential retention bonuses of $1,231,317.24 ( the “Program Bonus”) offered by the Company to certain STB Employees (excluding the head of the Company’s STB Business unit and any other STB Employee who is party to a KEIP Participation Agreement with the Company) in exchange for remaining actively employed in the STB Business for three months following the Closing determined by multiplying two months of each such STB Employee’s base salary by a fraction, the numerator of which is the number of days from November 17, 2011 until the Closing (the “Pre-Closing Period”) and the denominator of which is the sum of the Pre-Closing Period and ninety (90), (b) that portion of the aggregate potential unique retention bonuses of $358,589.96 ( the “Unique Bonus”) offered by the Company to certain STB Employees under individual Contracts listed on Schedule 3.18(e) and Schedule 3.18(g) to the Agreement determining by multiplying the total retention payment for each Contract by a fraction, the numerator of which is the total number of days between the date of the Contract and the Closing (the “Contract Pre-Closing Period”) and the denominator of which is the sum of Contract Pre-Closing Period and the specified time period following the Closing that the STB Employee is required to work following the Closing in order to earn the retention bonus,

1.

and (c) only in the event that the Bankruptcy Court fails to approve the Company’s Key Employee Plan (“KEIP”) or determines that the KEIP is invalid, unenforceable or avoidable, and the KEIP Participation Agreements shall be null and void for the STB Employees (including the head of the STB Business unit), $175,000. The Company Retention Bonus Liability shall not include, and Purchaser assumes no Liability for, any payments due under the KEIP or any KEIP Participation Agreement, including any payments due to the head of the Company’s STB Business unit.

B. For the sake of clarity, Section 1.3 is hereby amended to add clause (v), such that,

“and (v) the obligation to pay to Transferred Employees any Program Bonus or Unique Bonus to the extent earned after the Closing by such Transferred Employees;”

2. Section 1.7 Foreign Assets is amended by adding the following:

Purchaser shall use commercially reasonable efforts to prior to the Closing Date establish such foreign subsidiaries necessary to effect the sale of all of the Purchased Assets held outside of the United States. To the extent that Purchaser has been unable to complete the formation of any new subsidiaries required to operate in any such jurisdiction by the Closing Date, Purchaser shall have the right to delay closing the transfer of any assets under any of the Local Asset Transfer Agreements beyond the Closing Date; provided, however, that from and after the Closing Date, Purchaser shall pay directly or reimburse Company for all direct operating costs related to such Purchased Assets, including lease payments for the subject facility, and shall enter into a secundment agreement with the Company or its applicable Seller Subsidiary pursuant to which Purchaser shall pay the salary and benefits of the subject STB Employees located in such jurisdiction. Between the Closing Date and the date of the closing under each Local Asset Transfer Agreement, the Company and each Seller Subsidiary shall (i) provide access to Purchaser and its Subsidiaries to the Purchased Assets subject to such Local Asset Transfer Agreement, and (ii) allow Purchaser to conduct business in such jurisdiction using such Purchased Assets as part of the Transition Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the day, month and year first above written.

COMPANY:

TRIDENT MICROSYSTEMS, INC.

By:	/s/ Bamdad Bastani
Name:	Bamdad Bastani
Title:	President and CEO

2.

SELLER SUBSIDIARIES:

TRIDENT DIGITAL SYSTEMS (UK) LTD.

By:	/s/ Peter J. Mangan
Name:	Peter J. Mangan
Title:	Director

TRIDENT MICROELECTRONICS, LTD.

By:	/s/ Bamdad Bastani
Name:	Bamdad Bastani
Title:	Chairman

TRIDENT MICROSYSTEMS (FAR EAST) LTD.

By:	/s/ Peter J. Mangan
Name:	Peter J. Mangan
Title:	President

3.

TRIDENT MICROSYSTEMS (INDIA) PVT. LTD.

By:	/s/ Peter J. Mangan
Name:	Peter J. Mangan
Title:	Director

TRIDENT MICROSYSTEMS (JAPAN) GK

By:	/s/ Peter J. Mangan
Name:	Peter J. Mangan
Title:	Director

TRIDENT MICROSYSTEMS (KOREA) LIMITED

By:	/s/ Peter J. Mangan
Name:	Peter J. Mangan
Title:	Representative Director

TRIDENT MICROSYSTEMS (NEDERLAND) B.V. FRANCE BRANCH OFFICE

By:	/s/ Paul Sandberg
Name:	Paul Sandberg
Title:	Representative

TRIDENT MICROSYSTEMS (TAIWAN) LTD.

By:	/s/ Bamdad Bastani
Name:	Bamdad Bastani
Title:	Chairman

4.

TRIDENT MULTIMEDIA TECHNOLOGIES (SHANGHAI) CO., LTD.

By:	/s/ Bamdad Bastani
Name:	Bamdad Bastani
Title:	Director

TRIDENT MULTIMEDIA TECHNOLOGIES (SHANGHAI) CO., LTD. SHENZHEN BRANCH

By:	/s/ Bamdad Bastani
Name:	Bamdad Bastani
Title:	Director

PURCHASER:

ENTROPIC COMMUNICATIONS, INC.

By:	/s/ Patrick C. Henry
Name:	Patrick C. Henry
Title:	President and CEO

5.